EXHIBIT 2.3
MIDWEST BANC HOLDINGS, INC.
STOCK AND INCENTIVE PLAN
RESTRICTED STOCK GRANT NOTICE
Pursuant to the Midwest Banc Holdings, Inc. Stock and Incentive Plan (the “Plan”), Midwest Banc Holdings, Inc. (the “Company”) hereby grants to Participant shares of the Company’s Common Stock subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement (the “Award Agreement”), and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms used herein shall have the meanings assigned to them in the Plan unless the context otherwise requires or unless otherwise defined herein.

a.	Name of Participant:

b.	Date of Grant:

c.	Number of Shares Granted:

Vesting Schedule: Your rights in the Common Stock vest on the fifth anniversary of the date of the grant. If, however, the Committee determines that the performance goals established by the Committee and set forth on the attachment entitled “Accelerated Vesting Performance Targets” have been satisfied, your rights in the Common Stock will vest upon notice from the Committee that the targets have been satisfied, with such notice being delivered to the Participant within 60 days of December 31, 2007.
Period of Restriction: The “Period of Restriction” begins on the date of the grant of the Common Stock to you and ends on the date your rights in the Common Stock vest pursuant to the Vesting Schedule described above.
Termination of Employment: In the event of your termination of employment for reasons other than Retirement, death or Disability and prior to the vesting of your rights in the Common Stock, you must transfer the shares of Restricted Stock to the Company.
Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of Restricted Stock previously granted and delivered to Participant under the Plan.

Midwest Banc Holdings, Inc.		Participant

By:

	Signature	Signature

Title:		Date:

Date:

Attachments: Award Agreement and Midwest Banc Holdings, Inc. Stock and Incentive Plan